CONSENT OF INDEPENDENT ACCOUNTANTS


The Contract Owners of Cova Variable Annuity Account One and Board of Directors of Cova Financial Services Life
       Insurance Company


We consent to the use of our reports included herein and to the reference to our firm under the headings of "Condensed Financial Information" in the prospectus and "Experts" in the statement of additional information.


                                               KPMG PEAT MARWICK LLP


St. Louis, Missouri
November 27, 1996